Exhibit 99.1

              Uranium Resources, Inc. Announces Production Update

     LEWISVILLE, Texas--(BUSINESS WIRE)--January 4, 2005--Uranium Resources, Inc. (OTCBB:URIX) announced that production of uranium from its Vasquez property for the fourth quarter will be approximately 100,000 pounds compared to the previously estimated 115,000 pounds. The Company has sold 72,350 pounds compared to the previously estimated 100,000 pounds, as a result of the production shortfall, a lower than anticipated amount of finished product and higher in-process product.
     The production shortfall was the result of start up issues experienced in the production plan and weather related problems prior to Christmas. The Company has added additional wells and anticipates that its second satellite facility at Vasquez will be completed and operating in March, 2005. With the addition of the second satellite facility, the Company expects to have sufficient capacity to achieve its targeted production goals.
     The Company also announced that Kleberg County has withdrawn its challenge to, and has agreed to accept the Company's groundwater restoration plan under the Restoration Performance Agreement entered into in March 2004, by the Company with the Texas Department of Health, the Texas Commission for Environmental Quality and United States Fidelity and Guaranty Insurance Company that resolved certain financial surety issues. Other parties continue that challenge. Under the agreement, Kleberg County has also agreed to withdraw its request for a public hearing regarding authorization of an additional production area at the Company's Kingsville Dome property and the renewal of waste disposal wells permits at Kingsville Dome. To increase the avenues of communication between URI and the local public, the Company has agreed to participate in the funding of a Kleberg County Community Review Board.
     Commenting on the agreement, Paul K. Willmott, President and CEO stated, "This Agreement and the establishment of the Community Review Board reflects the Company's long-standing commitment to environmental stewardship and encourages clear and accurate communication with the communities located near our operations regarding the environmental impact of our activities."
     The Company also announced that the Nuclear Regulatory Commission has issued a decision clarifying the scope of financial assurance requirements for its New Mexico mining projects. The NRC determined that such financial assurance plans "are not intended to cover every imaginable circumstance" or "worst-case type scenarios." In a second decision, the NRC affirmed that the Company would not be required to supplement its environmental impact statement to include a proposed housing development near its planned mining operations. Mr. Willmott commented that "While we believed we would prevail in these matters, these decisions represent positive steps towards the finalization of the necessary licenses and permits to commence further development in New Mexico."

     This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
     Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

     CONTACT: Uranium Resources, Inc.
              Paul K. Willmott or Thomas H. Ehrlich, 972-219-3330